COPY

ORIGINAL FILED
JUN 10 2011
LOS ANGELES SUPERIOR COURT

SUPERIOR COURT OF THE STATE OF CALIFORNIA

FOR THE COUNTY OF LOS ANGELES

SOCIUS CG II, LTD., a Bermuda exempted company, Plaintiff, vs. KURRANT MOBILE CATERING, INC. D/B/A COGITO MEDIA GROUP, and DOES 1 through 20, inclusive, Defendants.	CASE NO. BC462845 **[~~PROPOSED~~] ORDER GRANTING JOINT EX PARTE APPLICATION FOR ORDER APPROVING SETTLEMENT OF CLAIMS** DATE: June 10, 2011 TIME: 8:30 a.m. DEPT.: 78 JUDGE: The Honorable William F. Fahey

[PROPOSED] ORDER

The Joint Ex Parte Application for Court Order Approving Stipulation for Settlement of Claim (the "Application") filed by plaintiff Socius CG II, Ltd. ("Socius") and defendant Kurrant Mobile Catering, Inc. d/b/a Cogito Media Group ("Kurrant"), came on for hearing on June 10,2011 at 8:30 am in Department 78 of the above-entitled court, the Honorable William F. Fahey presiding.

The Court, having reviewed the Application, having been presented with a Stipulation for Settlement of Claim (the "Stipulation"), a copy of which is attached as Exhibit A to the Application, and after having conducted a hearing upon the fairness, adequacy and reasonableness of the terms and conditions of the issuance of shares of the common stock ("Common Stock") of Kurrant to Socius in exchange for the extinguishment of said claims, hereby finds that good cause supports the entry of an order, on an ex parte basis, approving the Stipulation.

NOW THEREFORE, IT IS HEREBY ORDERED AS FOLLOWS:

1. The Stipulation is approved in its entirely.

2. Socius owns bona fide claims against Kurrant in the total amount of $260,432.72 USD, as set forth in the Stipulation (the "Claims"), which Socius purchased from the following creditors (the "Creditors"):

(a) Thomson-Shore, Inc. in the amount of $82,531.80 USD;

(b) Arsenault Business Staging Group, Inc. in the amount of $35,065.27 CAD;

(c) Trilogy International Management in the amount of $27,767.25 CAD;

(d) Garson & Wright Public Relation, Inc. in the amount of $19,858.45 USD;

(e) Marie Desjardins in the amount of $11,461.36 CAD;

(f) GBI Informatique & Telecommunications in the amount of $30,148.54 CAD;

(g) Kayo Tomura in the amount of $1,760.00 CAD;

(h) Laura-Silvia Turlea in the amount of $4,449.27 CAD;

(i) Fourniture de bureau Denis in the amount of $2,150.40 CAD;

(j) Ledgers in the amount of $7,418.43 CAD;

(k) GBH CPAs in the amount of $17,668.00 USD;

(l) Timothy Craig in the amount of $5,000.00 USD;

(m) Pierre Lherminier in the amount of $3,500.00 EUR; and

(n) Clare McKeon in the amount of $7,627.00 CAD

3. Socius purchased the Claims pursuant to Claim Purchase Agreements executed between each of the Creditors and Socius. In full and final settlement of the Claim, Kurrant will issue and deliver to Socius or its designee, 58,716,019 shares of Common Stock for the Claims (collectively, the "Settlement Shares"), with the number of Settlement Shares being approximately equal, immediately subsequent to such issuance, to 9.99% of the total number of shares of Common Stock outstanding on the date of the Stipulation, subject to adjustment as set forth below to reflect the intention of the parties that the total number of shares issued be based upon an average trading price of the Common Stock for a specified period of time subsequent to entry of this Order. Under no circumstance whatsoever may the number of Settlement Shares issued to Socius or its designee exceed 9.99% of the total number of shares of Common Stock then outstanding,.

4. No later than the first trading day following the date that the Court enters this Order approving the Stipulation, Kurrant shall: (i) immediately issue the number of shares of Common Stock required by paragraph 3 above to Socius's or its designee's balance account with the Depository Trust Company (DTC) through the Fast Automated Securities Transfer (FAST) Program of DTC's Deposit/Withdrawal Agent Commission (DWAC) system, without any restriction on transfer, time being of the essence, by transmitting via facsimile and overnight delivery such irrevocable and unconditional instruction to Kurrant's stock transfer agent, and (ii) cause its legal counsel to issue an opinion to Kurrant's transfer agent, in form and substance acceptable to both parties and such transfer agent, that the shares may be so issued (such issuance, the "Initial DWAC Issuance," and the date upon which such issuance is complete, the "Initial DWAC Issuance Date").

5. The total number of shares of Common Stock to be issued to Socius or its designee in connection with the Stipulation and this Order shall be adjusted on the 21st trading day following the Initial DWAC Issuance Date (the 20 trading day period following the Initial DWAC Issuance Date, the "'True-Up Period," and the 21st trading day following the Initial DWAC Issuance Date, the "True-

Up Date") following the date of the Initial DWAC Issuance, as follows: (i) if the number of "VWAP Shares" (as defined below) exceeds the number of Settlement Shares initially issued, then Kurrant will issue and deliver to Socius or its designee, as DWAC shares, additional shares of Common Stock equal to the difference between the number of VWAP Shares and the number of Settlement Shares, and (ii) if the number of VWAP Shares is less than the number of Settlement Shares, then Socius or its designee will return to Kurrant for cancellation that number of shares equal to the difference between (x) the total number of VWAP Shares and (y) the number of Settlement Shares issued in the Initial DWAC Issuance.

a. The number of VWAP Shares shall be equal to (i) $260,432.72 divided by 70% of the trading volume weighted average price as reported by Bloomberg LP (the "VWAP") of the Common Stock over the True-Up Period, plus (ii) Socius's actual legal fees, expenses and costs incurred through the True-Up Date, with the total dollar amount divided by the VWAP of the Common Stock over the True-Up Period.

b. If, at any time during the True-Up Period, the trading price of the Common Stock declines by 15% or more from the trading price on the Initial DWAC Issuance date, Socius may deliver a written notice to Kurrant by facsimile or e-mail requesting that a specified number of additional shares of Common Stock be delivered and containing the calculation for the number of additional shares requested. Socius may in its sole discretion deliver one or more such notices during the True-Up Period. Within one trading day following delivery of each such notice, Kurrant shall deliver to Socius or its designee, in compliance with the procedure set forth in paragraph 4 above (including, without limitation, issuance of the legal opinion to the transfer agent at Kurrant's sole cost and expense), the number of additional shares of Common Stock requested in the notice.

c. In no event shall the number of shares of Common Stock issued to Socius or its designee in connection with the settlement of the Claim, aggregated with all shares of Common Stock then owned or beneficially owned or controlled by, collectively, Socius and its affiliates, at anytime exceed 9.99% of the total number of shares of Common Stock then outstanding.

6. For so long as Socius and/or any of its affiliates holds any shares of Common Stock of Kurrant, neither Socius nor any of its affiliates will: (i) vote any shares of Common Stock owned or

controlled by it, or solicit any proxies or seek to advise or influence any person with respect to any voting securities of Kurrant, or (ii) engage or participate in any actions, plans or proposals which relate to or would result in (a) Socius or any of its affiliates acquiring additional securities of Kurrant, alone or together with any other person, which would result in Socius and its affiliates collectively beneficially owning or controlling, or being deemed to beneficially own or control, more than 9.99% of the total outstanding Common Stock or other voting securities of Kurrant, (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Kurrant or any of its subsidiaries, (c) a sale or transfer of a material amount of assets of Kurrant or any of its subsidiaries, (d) any change in the present board of directors or management of Kurrant, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board, (e) any material change in the present capitalization or dividend policy of Kurrant, (f) any other material change in Kurrant's business or corporate structure, (g) changes in Kurrant's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of Kurrant by any person, (h) causing a class of securities of Kurrant to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (i) causing a class of equity securities of Kurrant to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 (the "Exchange Act"), or (j) taking any action, intention, plan arrangement similar to any of those enumerated above. The provisions of this paragraph may not be modified or waived without further order of the Court.

7. On the first trading day after the date of this Order, and prior to the opening time for trading stocks on public stock exchanges located in New York City, Kurrant shall file a Form 8-K Report pursuant to Section 13 or Section 15(d) of the Exchange Act disclosing the issuance of shares pursuant to this Order.

8. This Order ends, finally and forever (i) any claims to payment or compensation of any kind or nature that Socius had, Kurrant has, or may assert in the future against Kurrant arising out of the Claims, and (ii) any claims, including without limitation for offset or counterclaim, which Kurrant had, now has, or may assert in the future against Socius arising out of the Claims. In this regard, and

subject to compliance with this Order, effective upon the execution of this Order, each party hereby releases and forever discharges the other party, including all of the other party's employees, officers, directors, members, partners, affiliates and attorneys, from any and all claims, demands, obligations (fiduciary or otherwise), and causes of action, whether known or unknown, suspected or unsuspected, arising out of, connected with, or incidental to the Claims.

9. This action is hereby dismissed with prejudice, provided that the Court shall retain jurisdiction with regard to the Claims to enforce the terms of this Order.

10. The Stipulation and this Order may be enforced by any party to the Stipulation by a motion under California Code of Civil Procedure § 664.6, or by any procedure permitted by law in the Superior Court of Los Angeles County. Pursuant to the Stipulation, each party thereto further waives a statement of decision, and the right to appeal from this Order after entry. Except as expressly provided herein, each party shall bear its own attorneys' fees, expenses and costs with regard to the Stipulation and this Order.

IT IS SO ORDERED.

WILLIAM F. FAHEY

DATED: 6-10-11

THE HONORABLE WILLIAM F. FAHEY
JUDGE OF THE SUPERIOR COURT

Submitted By:

GREENBERG TRAURIG, LLP

By: ______________________
Raymond B. Kim
Attorneys for Plaintiff
Socius CG II, Ltd.